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                                                                    EXHIBIT 2.01


                    MEMBERSHIP INTEREST PURCHASE AGREEMENT

     This MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of February 29, 2000 (the "Agreement"), is entered into by and among Greenwich Industrial Services, LLC, a Connecticut limited liability company ("Greenwich"), DoveBid, Inc., a Delaware corporation, its affiliates, subsidiaries and assigns ("DoveBid") and William J. Gardner, James F. Gardner, Scott Lonkart and Michael DiProspero, each in his individual capacity (each, individually, a "Member" and, collectively, the "Members").

     WHEREAS, the Members own beneficially and of record all of the issued and outstanding membership interests of Greenwich; and

     WHEREAS, DoveBid desires to purchase from the Members, and each Member desires to sell to DoveBid, all equity interests of Greenwich owned by the Members on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                               PURCHASE AND SALE

     1.1  Agreement to Sell and Purchase Interests. At the Closing, each Member
          ----------------------------------------
shall sell, transfer and deliver to DoveBid, and DoveBid shall purchase and accept from each Member, all of the Interests (as defined below) owned by such Member, free and clear of all security interests, liens, pledges, charges, escrows, options, rights of first refusal, mortgages, indentures, security agreements or other claims, encumbrances, agreements, arrangements or commitments of any kind or character (collectively, "Liens") in exchange for the following aggregate consideration (the "Purchase Price"), which shall be subject to reduction in accordance with Section 1.2 and allocated among the Members in proportion to the Interest owned by such Member in proportion to the Interests owned by all Members:

          (i) a convertible subordinated promissory note substantially in the in the form attached hereto as Exhibit A (each a "Convertible Subordinated
                               ---------
Promissory Note") in the principal amount of $2,000,000;

          (ii)   a cash payment equal to $3,250,000; and

          (iii) pursuant to the terms of the Escrow Agreement attached hereto as Exhibit B (the Escrow Agreement") which agreement shall require that DoveBid
   ---------
deposit $1,000,000 with Chase Manhattan Bank and Trust Company, N.A. as the escrow agent on the Closing (the "Escrow Funds"), in the event that William J. Gardner, Jr. remains employed by DoveBid on each annual distribution date set forth below and either (A) generates leads for at least five (5) auctions per year or (B) successfully manages at least three (3) full-time salespeople, a cash payment equal to $500,000 on the first anniversary of the Closing, $250,000 on the second anniversary of the Closing and $250,000 on the third anniversary of the Closing

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(each, an "Earn-Out Payment" and collectively, the "Earn-Out Payments");
provided, however, that in the event that William J. Gardner terminates his employment for Good Reason or is terminated other than for Cause, as defined in clause (ii) of the definition of Cause set forth below, the payments described in the immediately preceding sentence shall be payable to the Members on the dates set forth in this Section 1.1(iii). In the event that a Member other than William Gardner terminates his employment for Good Reason or is terminated other than for Cause, the Member terminating his employment shall receive within thirty (30) days of any such termination his pro rata portion of the aggregate maximum future Earn-Out Payment payable. For purposes of this agreement, "Good Reason" shall mean the occurrence of any of the following events without such Member's consent: (i) being required by DoveBid to relocate more than twenty-five (25) miles from Greenwich's current location in order to perform his duties; (ii) a reduction in his base salary during from the Effective Time until the second anniversary thereof; (iii) a material reduction in his employee benefits other than a reduction which applies to all DoveBid employees of comparable position and experience; (iv) a material reduction in responsibilities; or (v) death or disability. "Cause" shall mean, in DoveBid's reasonable and good faith determination, such Member's: (i) for Members other than William J. Gardner only, failure to meet specific written performance goals set reasonably and in good faith and in writing by DoveBid; (ii) for William J. Gardner, Jr. only, any failure to generate at least five (5) auctions per year or successfully manage at least three (3) full-time sales people; (iii) willful or material breaches or habitual neglect of the duties he is required to perform under the terms and conditions of his Employment Agreement and as may be assigned from time to time by the Company; (iv) engaging in willful misconduct materially and demonstrably injurious to DoveBid; or (v) committing any acts of a criminal or illegal nature, fraud, dishonesty, misrepresentation, insubordination, or any acts of moral turpitude in connection with DoveBid's business. DoveBid shall provide the respective Member with a forty-five (45) business day opportunity to cure any circumstances that it believes could constitute "Cause" pursuant to clauses (i), (ii) or (iii) in the immediately preceding sentence if, in DoveBid's reasonable and good faith determination, it believes providing such an opportunity would not subject DoveBid to significant further harm in the event such circumstances were not cured. In addition, notwithstanding anything to the contrary in this Section 1.1, the Earn-Out Payments will be immediately due and payable in the event the stock option grants set forth in each Employment Agreement and the additional 30,000 options for employees other than the Members (with the exact allocation to be agreed to by the Members and DoveBid) are not issued pursuant to the terms contained in each Employment Agreement within 30 days of the Closing.

     1.2 Purchase Price Adjustments. The Purchase Price shall be subject to adjustment prior to the Closing Date (as defined below) as follows:

          1.2.1 As promptly as possible after the Closing (but in any event not later than 45 days thereafter), the Members shall prepare and deliver to DoveBid a consolidated balance sheet of Greenwich, including a statement of Net Book Value (as defined below) (together, the "Closing Balance Sheet"), as of the close of business on the Closing Date (without giving effect to the transactions contemplated by this Agreement). For purposes of this Agreement, "Net Book Value" means the excess of (i) the tangible assets (including without limitation accounts receivable and prepaid expenses) of Greenwich less (ii) all liabilities of Greenwich. Except as set forth below in this Section 1.2.1, the Members shall prepare the Closing Balance Sheet in accordance with generally accepted accounting principles. The inventory set forth in the Closing

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Balance Sheet, net of the reserve for unusable inventory and valued at lower of cost or market, shall not include any inventory that is obsolete, of below standard quality, unusable or unsaleable or not saleable within the ordinary course of business within six (6) months after the Closing Date. All property, plant and equipment shown, directly or indirectly, on the Closing Balance Sheet shall be net of all applicable depreciation and amortization.

          1.2.2 DoveBid shall be given reasonable access during normal business hours to all work papers, accounting records and personnel related to Greenwich and such other materials as are reasonably necessary for DoveBid's independent evaluation of the Closing Balance Sheet. DoveBid shall deliver to the Members within 45 days after receiving the Closing Balance Sheet a detailed written statement describing any objections thereto. Failure of DoveBid to so object to the Closing Balance Sheet shall constitute acceptance thereof by DoveBid, whereupon the Closing Balance Sheet shall be deemed to be the "Closing Statement." The DoveBid and the Members shall use reasonable efforts to resolve any such objections, but if they do not reach a final resolution within 15 days after notice given of DoveBid's objections, a "Big 5" international accounting firm shall be selected to serve as the Neutral Accountants by mutual agreement of the parties or, if the parties are unable to so agree within 15 days after the Members have received DoveBid's written statement of objections, then an accounting firm shall be selected pursuant to the Commercial Arbitration Rules of the American Arbitration Association ("AAA Rules"). The DoveBid and the Members shall jointly instruct the Neutral Accountants to resolve any unresolved objections of DoveBid and deliver the Closing Statement within 30 days after the date of their appointment. The Neutral Accountants shall, in making their determination, follow the definitions and provisions of Section 1.2.1 of this Agreement. The Closing Balance Sheet shall be adjusted only as needed to conform with the requirements of Section 1.2.1 and, as so adjusted, shall be the "Closing Statement." The determination by the Neutral Accountants shall be conclusive and binding upon DoveBid and the Members, absent fraud or manifest error. Nothing herein shall be construed to authorize or permit the Neutral Accountants to determine (i) any questions or matter whatever under or in connection with this Agreement except the determination of what adjustments, if any, must be made in one or more of the items reflected in the Closing Balance Sheet or (ii) an adjustment to an item on the Closing Balance Sheet that is outside of the range defined by amounts as finally proposed by the Members and DoveBid, respectively.

          1.2.3 If the Net Book Value as shown on the Closing Statement is less than $1,027,500 the difference shall be deducted from the Escrow Funds (which shall equal $3,250,000 less the amount by which the Net Book Value as shown on the Closing Statement is less than $1,027,500 (the resulting deficiency being hereinafter referred to as the "Post-Closing Adjustment")). The Members shall pay to DoveBid an amount equal to the Post-Closing Adjustment. Such amount shall be payable by each Member in proportion to the Interest owned by each such Member in proportion to the Interests owned by all Members. Such amount shall be due and payable no later than 30 days after Net Book Value is determined as provided above. In the event of any reduction in Purchase Price, the cash portion of the Purchase Price

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shall be reduced and such reduced aggregate consideration shall constitute the
"Purchase Price" for all purposes under this Agreement.

     1.3  THE CLOSING.  Subject to termination of this Agreement as provided in article vii below, the closing will take place at the offices of DoveBid at 1241 East Hillsdale Blvd., Foster City, Ca 94404 at 10:00 a.m., Pacific Standard Time on February 29, 2000 or, if all conditions to closing have not been satisfied or waived by such date, such other place, time and date as Greenwich and DoveBid may mutually select (the "Closing Date").

                                  ARTICLE II

                        REPRESENTATIONS AND WARRANTIES
                         OF GREENWICH AND THE MEMBERS

     Except as specifically set forth in the disclosure schedule provided by Greenwich to DoveBid simultaneously with the signing of this Agreement, dated as of the date of this Agreement (the "Greenwich Disclosure Schedule"), the parts of which are numbered to correspond to the Section numbers of this Agreement,
(i) Greenwich and William Gardner hereby jointly and severally represent and warrant to DoveBid and (ii) each Member other than William Gardner hereby severally and not jointly represents and warrants to DoveBid as follows.

     2.1 Organization and Good Standing. Greenwich is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Connecticut, has the power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to conduct business in each jurisdiction in which it is required to do so, except where the failure to do so would have a material adverse effect on Greenwich, its business, prospects or financial condition.

     2.2  Power, Authorization and Validity.

          2.2.1 Greenwich and each Member has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and all agreements to which Greenwich and each Member is or will be a party that are required to be executed pursuant to this Agreement (the "Greenwich Ancillary Agreements"). Any and all approvals required by the Operating Agreement or other governing documents of Greenwich or applicable law with respect to the due authorization and approval of this Agreement, the Greenwich Ancillary Agreements or the transactions contemplated hereby or thereby have been obtained.

          2.2.2 No filing, authorization or approval, governmental or otherwise, is necessary to enable Greenwich to enter into, and to perform its obligations under, this Agreement and the Greenwich Ancillary Agreements, except for such filings as may be required to comply with federal and state securities laws. All such qualifications and filings will, in the case of qualifications, be effective on the Closing, and will, in the case of filings, be made within the time prescribed below.

          2.2.3 This Agreement and the Greenwich Ancillary Agreements are, or when executed by Greenwich and the Members will be, valid and binding obligations of Greenwich and the Members enforceable against Greenwich and the Members in accordance with their

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respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities.

     2.3 Capitalization. The outstanding equity interests of Greenwich consist solely of 100% of percentage interests (the "Interests"). All such Interests have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any right of rescission, and have been offered, issued, sold and delivered by Greenwich in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws. A list of all holders of such Interests is set forth in
Section 2.3 to the Greenwich Disclosure Schedule. Except as set forth in this
Section 2.3, there are no options, warrants, calls, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase any of equity or voting interest in Greenwich or any securities convertible into or exchangeable for equity or voting interests of Greenwich or obligating Greenwich to grant, extend, or enter into any such option, warrant, call, right, commitment, conversion privilege or other right or agreement. There is no voting agreement, right of first refusal or other restriction (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of Greenwich's outstanding securities. Greenwich is not under any obligation to register under the Securities Act of 1933, as amended (the "Securities Act") any of its presently outstanding securities or any securities that may be subsequently issued. Each Member owns in the aggregate (including Interests held both beneficially and of record and other equity instruments held either beneficially or of record) the number of Interests set forth below Member's name on the signature page of this Agreement, and does not directly or indirectly own, either beneficially or of record, any other equity interests of Greenwich. All Interests held by such Member are, and at all times until and through the Closing will be, free and clear of any Liens. Interests held by Members constitute collectively all of the outstanding equity and voting interests of Greenwich. On the date of this Agreement, there are no, and on the Closing Date there will be, no, options, warrants, calls, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase any equity interest of Greenwich or any securities convertible into or exchangeable for any equity interest of Greenwich or obligating Greenwich to grant, extend, or enter into any such option, warrant, call, right, commitment, conversion privilege or other right or agreement. There is no voting agreement, right of first refusal or other restriction (other than normal restrictions on transfer under applicable federal and state securities laws and as set forth in the Operating Agreement) applicable to any of Greenwich's outstanding securities.

     2.4 Subsidiaries. Greenwich does not have any subsidiaries or any interest, direct or indirect, in any corporation, partnership, joint venture or other business entity.

     2.5 No Conflict. Neither the execution and delivery of this Agreement nor any Greenwich Ancillary Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Operating Agreement or other governance document, as currently in effect, (b) any instrument or contract to which Greenwich or any Member is a party or by which Greenwich or any Member is bound, or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to

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Greenwich or any Member or their respective assets or properties. The consummation of the transactions contemplated by this Agreement does not and will not require the consent of any third party other than as specifically provided for in this Agreement.

     2.6 Litigation. There is no action, proceeding, claim or investigation pending against Greenwich before any court or administrative agency, nor has any such action, proceeding, claim or investigation been threatened. There is no reasonable basis for any member or former member of Greenwich, or any other person, firm, corporation, or entity, to assert a claim against Greenwich, or any Member or DoveBid based upon: (a) ownership or rights to ownership of any Interests or other ownership interest in Greenwich, (b) any rights as a Greenwich Member, including any option or preemptive rights or rights to notice or to vote, or (c) any rights under any agreement among Greenwich and its members.

     2.7 Taxes. Greenwich has filed all federal, state, local and foreign tax returns required to be filed, has paid all taxes required to be paid in respect of all periods for which returns have been filed, has established an adequate accrual or reserve for the payment of all taxes payable in respect of the periods subsequent to the periods covered by the most recent applicable tax returns, has made all necessary estimated tax payments, and has no liability for taxes in excess of the amount so paid or accruals or reserves so established. Greenwich is not delinquent in the payment of any tax or in the filing of any tax returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed. No tax return of Greenwich has ever been audited by the Internal Revenue Service or any state taxing agency or authority. Greenwich has never made a "check-the-box" election to be characterized as a corporation for tax purposes. For the purposes of this Section, the terms "tax" and "taxes" include all federal, state, local and foreign income, gains, franchise, excise, property, sales, use, employment, license, payroll, occupation, recording, value added or transfer taxes, governmental charges, fees, levies or assessments (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax.

     2.8 Greenwich Financial Statements. Greenwich has delivered to DoveBid, hereto attached as Exhibit C, copies of: (a) Greenwich's audited consolidated
                   ---------
balance sheet as of December 31, 1999 (the "Balance Sheet"); (b) Greenwich's audited consolidated income statement and statement of cash flows for the twelve months ended December 31, 1999; (c) Greenwich's unaudited consolidated balance sheet as of January 31, 2000, and (d) Greenwich's unaudited consolidated income statement and cash flows for the one month ended January 31, 2000 (collectively, with the Balance Sheet, the "Financial Statements"). The Financial Statements
(a) are in accordance with the books and records of Greenwich, (b) fairly present the financial condition of Greenwich at the date therein indicated and the results of operations for the period therein specified and (c) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis. Greenwich has no debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the Financial Statements, except for those contained in agreements and arrangements listed in the Greenwich Disclosure Schedule and for those that may have been incurred after the date of the Financial Statements in the ordinary course of its business, consistent with past practice in individual amounts less than $25,000.





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     2.9  Title to Properties. Greenwich has good and marketable title to all of its assets as shown on the Balance Sheet, free and clear of all liens, charges, restrictions or encumbrances (other than for taxes not yet due and payable). All machinery and equipment included in such properties is in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which Greenwich is a party are fully effective and afford Greenwich peaceful and undisturbed possession of the subject matter of the lease.
Greenwich is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties, or has received any notice of violation with which it has not complied.

     2.10 Absence of Certain Changes. Since January 31, 2000, there has not been with respect to Greenwich:

          (a) any change in the financial condition, properties, assets, liabilities, business or operations thereof which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or will have a material adverse effect thereon;

          (b) any contingent liability incurred thereby as guarantor or otherwise with respect to the obligations of others;

          (c) any mortgage, encumbrance or lien placed on any of the properties thereof;

          (d) any material obligation or liability incurred thereby other than obligations and liabilities incurred in the ordinary course of business in individual amounts less than $25,000;

          (e) any purchase or sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets thereof other than in the ordinary course of business in individual amounts less than $25,000;

          (f) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business thereof;

          (g) any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock thereof, any split, combination or recapitalization of the capital stock thereof or any direct or indirect redemption, purchase or other acquisition of the percentage interests thereof;

          (h) any labor dispute or claim of unfair labor practices, any change in the compensation payable or to become payable to any of its officers, managers, employees or agents, or any bonus payment or arrangement made to or with any of such officers, managers, employees or agents;

          (i) any change with respect to the management, supervisory or other key personnel thereof;

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          (j)  any payment or discharge of a material lien or liability thereof which lien was not either shown on the Balance Sheet or incurred in the ordinary course of business thereafter; or

          (k) any obligation or liability incurred thereby to any of its officers, employees, managers or members or any loans or advances made thereby to any of its officers, employees, managers or members except normal compensation and expense allowances payable to officers and employees.

     2.11 Contracts and Commitments. Except as set forth in Section 2.11 to the Greenwich Disclosure Schedule, Greenwich has no contract, obligation or commitment which involves a potential future commitment in excess of $25,000 or any percentage interest redemption or purchase agreement, financing agreement, license, lease or franchise. A true and complete copy of each agreement or document listed in Section 2.11 to the Greenwich Disclosure Schedule has been delivered to DoveBid. Greenwich is not in default under any contract, obligation or commitment listed in Section 2.11 to the Greenwich Disclosure Schedule or otherwise. Greenwich does not have any liability for renegotiation of government contracts or subcontracts, if any.

     2.12 Intellectual Property. Greenwich owns, or has the right to use, sell or license all Intellectual Property Rights (as defined below) necessary or required for the conduct of business as presently conducted, including but not limited to all Intellectual Property Rights to the name Greenwich Industrial Services (such Intellectual Property Rights being hereinafter collectively referred to as the "Greenwich IP Rights") and such rights to use, sell or license are reasonably sufficient for the conduct of its business. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not constitute a breach of any instrument or agreement governing any Greenwich IP Right (the "Greenwich IP Rights Agreements"), do not and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Greenwich IP Right or impair the right of Greenwich to use, sell or license any Greenwich IP Right or portion thereof. There is no royalty, honoraria, fee or other payment payable by Greenwich to any person by reason of the ownership, use, license, sale or disposition of any Greenwich IP Right (other than as set forth in the Greenwich IP Rights Agreements listed in Section 2.12 to the Greenwich Disclosure Schedule). Neither the manufacture, marketing, license, sale or intended use of any product currently licensed or sold by Greenwich or currently under development by Greenwich violates any license or agreement between Greenwich and any third party or infringes any Intellectual Property Right of any other person or entity; and there is no pending or threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Greenwich IP Right nor is there any basis for any such claim, nor has Greenwich received any notice asserting that any Greenwich IP Right or the proposed use, sale, license or disposition thereof conflicts, or will conflict, with the rights of any other person or entity, nor is there any basis for any such assertion. Greenwich has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Greenwich IP Rights. Each officer, employee and consultant of Greenwich has executed and delivered to Greenwich an agreement regarding the protection of proprietary information and the assignment to Greenwich of all Intellectual Property Rights arising from the services performed for Greenwich by such person. Section 2.12 to the Greenwich Disclosure Schedule contains a list of all applications, registrations, filings and other formal actions made or taken pursuant to federal, state and foreign laws by Greenwich to perfect or protect its interest in Greenwich IP Rights, including, without limitation, all patents, patent applications, trademarks, trademark applications and service marks. As used herein, the term "Intellectual Property Rights" shall mean all worldwide industrial or intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyright, copyright applications, franchises, licenses, inventories, know-how, trade secrets, customer lists, proprietary processes and formulae, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.

     2.13 Compliance with Laws. Greenwich has complied, or prior to the Closing Date will have complied, and is or will be at the Closing in full compliance with all applicable laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to it or to the assets, properties, and business thereof, including, without limitation: (a) all applicable federal and state securities laws and regulations, (b) all applicable federal, state, and local laws, ordinances, regulations, and all orders, writs, injunctions, awards, judgments, and decrees pertaining to (i) the sale, licensing, leasing, ownership, or management of its owned, leased or licensed real or personal property, products and technical data, (ii) employment and employment practices, terms and conditions of employment, and wages and hours and (iii) safety, health, fire prevention, environmental protection, toxic waste disposal, building standards, zoning and other similar matters (c) the Export Administration Act and regulations promulgated thereunder and all other laws, regulations, rules, orders, writs, injunctions, judgments and decrees applicable to the export or re-export of controlled commodities or technical data and (d) the Immigration Reform and Control Act. Greenwich has received all permits and approvals from, and has made all filings with, third parties, including government agencies and authorities, that are necessary in connection with its present business. There are no legal or administrative proceedings or investigations pending or threatened, that, could be expected to be enacted or determined adversely to Greenwich.

     2.14 Certain Transactions and Agreements. None of the officers, managers, Members or employees of Greenwich, nor any member of their immediate families, has any direct or indirect ownership interest in any firm or corporation that competes with Greenwich (except with respect to any interest in less than one percent of the stock of any corporation whose stock is publicly traded). None of said officers managers, Members or employees, or any member of their immediate families, is directly or indirectly interested in any contract or informal arrangement with Greenwich, except for normal compensation for services as an officer, manager, Member or employee thereof. None of said officers, managers, Members or employees or any member of their immediate families has any interest in any property, real or personal, tangible or intangible, including inventions, patents, copyrights, trademarks or trade names or trade secrets, used in or pertaining to the business of Greenwich, except for the normal rights of a holder of a percentage interest.

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     2.15.  Employees, ERISA and Other Compliance.

          2.15.1 Greenwich does not have any employment contract or consulting agreement currently in effect that is not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). All officers, managers, employees and consultants of Greenwich having access to proprietary information have executed and delivered to Greenwich an agreement regarding the protection of such proprietary information and the assignment of inventions to Greenwich; true and complete copies of the form of all such agreements have been delivered to DoveBid's counsel.

          2.15.2 Greenwich (i) has not ever been nor is now subject to a union organizing effort, (ii) is not subject to any collective bargaining agreement with respect to any of its employees, (iii) is not subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization, or (iv) has no current labor disputes. Greenwich has good labor relations, and has no knowledge of any facts indicating that the consummation of the transactions contemplated hereby will have a material adverse effect on such labor relations, and has no knowledge that any of its key employees intends to leave its employ.

          2.15.3  Section 2.15.1 to the Greenwich Disclosure Schedule identifies
(i) each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and (ii) all other written or formal plans or agreements involving direct or indirect compensation or benefits (including any employment agreements entered into between Greenwich and any employee of Greenwich, but excluding workers' compensation, unemployment compensation and other government-mandated programs) currently or previously maintained, contributed to or entered into by Greenwich under which Greenwich or any ERISA Affiliate (as defined below) thereof has any present or future obligation or liability (collectively, the "Greenwich Employee Plans"). For purposes of this Section 2.8, "ERISA Affiliate" shall mean any entity which is a member of (A) a "controlled group of corporations," as defined in Section 414(b) of the Internal Revenue Code of 1986, as amended (the "Code"), (B) a group of entities under "common control," as defined in Section 414(c) of the Code, or
(C) an "affiliated service group," as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes Greenwich. Copies of all Greenwich Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof (including summary plan descriptions) have been delivered to DoveBid or its counsel, together with the three most recent annual reports (Form 5500, including, if applicable, Schedule B thereto) prepared in connection with any such Greenwich Employee Plan. All Greenwich Employee Plans which individually or collectively would constitute an "employee pension benefit plan," as defined in
Section 3(2) of ERISA (collectively, the "Greenwich Pension Plans"), are identified as such in Section 2.15.1 to the Greenwich Disclosure Schedule. All contributions due from Greenwich with respect to any of the Greenwich Employee Plans have been made as required under ERISA or have been accrued on the Financial Statements. Each Greenwich Employee Plan has been maintained substantially in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, without limitation, ERISA and the Code, which are applicable to such Greenwich Employee Plans.

          2.15.4 No Greenwich Pension Plan constitutes, or has since the enactment of ERISA constituted, a "multiemployer plan," as defined in Section 3(37) of ERISA. No Greenwich Pension Plans are subject to Title IV of ERISA. No "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Greenwich Employee Plan which is covered by Title I of ERISA which would result in a liability to Greenwich taken as a whole, excluding transactions effected pursuant to a statutory or administrative exemption. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Greenwich Employee Plan has or will make Greenwich or any officer or director of Greenwich subject to any liability under Title I of ERISA or liable for any tax (as defined in Section 2.7 hereof) or penalty pursuant to Sections 4972, 4975, 4976 or 4979 of the Code or Section 502 of ERISA.

          2.15.5 Any Greenwich Pension Plan which is intended to be qualified under Section 401(a) of the Code (a "Greenwich 401(a) Plan") is so qualified and has been so qualified during the period from its adoption to date, and the trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. Greenwich has delivered to DoveBid or its counsel a complete and correct copy of the most recent Internal Revenue Service determination letter with respect to each Greenwich 401(a) Plan.

          2.15.6 Section 2.15.6 to the Greenwich Disclosure Schedule lists each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses and all forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or managers which (A) is not a Greenwich Employee Plan, (B) is entered into, maintained or contributed to, as the case may be, by Greenwich and (C) covers any employee or former employee of Greenwich. Such contracts, plans and arrangements as are described in this
Section 2.15.6 are herein referred to collectively as the "Greenwich Benefit Arrangements." Each Greenwich Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Greenwich Benefit Arrangement. Greenwich has delivered to DoveBid or its counsel a complete and correct copy or description of each Greenwich Benefit Arrangement.

          2.15.7 There has been no amendment to, written interpretation or announcement (whether or not written) by Greenwich relating to, or change in employee participation or coverage under, any Greenwich Employee Plan or Greenwich Benefit Arrangement that would increase the expense of maintaining such Greenwich Employee Plan or Greenwich Benefit Arrangement above the level of the expense incurred in respect thereof since the date of the Balance Sheet.

          2.15.8 Greenwich has provided, or will have provided prior to the Closing, to individuals entitled thereto all required notices and coverage pursuant to Section 4980B of the Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Code) occurring prior to and including the Closing Date, and no tax payable on account of

Section 4980B of the Code has been incurred with respect to any current or former employees (or their beneficiaries) of Greenwich.

          2.15.9 No benefit payable or which may become payable by Greenwich pursuant to any Greenwich Employee Plan or any Greenwich Benefit Arrangement or as a result of or arising under this Agreement shall constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

          2.15.10 Greenwich is in compliance with all applicable laws, agreements and contracts relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters, but not including ERISA.

          2.15.11 No employee of Greenwich is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any other contract or agreement, or any restrictive covenant relating to the right of any such employee to be employed thereby, or to use trade secrets or proprietary information of others, and the employment of such employees does not subject Greenwich to any liability.

          2.15.12 A list of all employees, officers, managers and consultants of Greenwich and their current compensation has been delivered by Greenwich to DoveBid and such writing shall be deemed to be part of the Greenwich Disclosure Schedule.

          2.15.13 Greenwich is not a party to any (a) agreement with any officer, manager, Member or other employee thereof (i) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving Greenwich in the nature of any of the transactions contemplated by this Agreement, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, or (b) agreement or plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     2.16 Company Documents. Greenwich has made available to DoveBid for examination true and complete copies of all documents and information listed in the Greenwich Disclosure Schedule or other Exhibits called for by this Agreement which has been requested by DoveBid's legal counsel, including, without limitation, the following: (a) copies of Greenwich's Operating Agreement and other governance documents as currently in effect; (b) all records of all proceedings, consents, actions, and meetings of the Members, the board of managers and any committees thereof; (c) its journal reflecting all equity issuances and transfers; and (d) all permits, orders, and consents issued by any regulatory agency with respect to Greenwich, or any securities of Greenwich, and all applications for such permits, orders, and consents.

     2.17 No Brokers. Greenwich is not obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby.

     2.18 Certain Material Agreements. Greenwich is not a party or subject to any oral or written contracts, agreements or other understanding or arrangement, including, but not limited to any:

               (a) Contract, agreement or other understanding or arrangement providing for payments by or to Greenwich in an aggregate amount of $25,000 or more;

               (b) Contract, agreement or other understanding or arrangement as licensor or licensee (except for standard non-exclusive hardware and software licenses granted to end-user customers in the ordinary course of business the form of which has been provided to DoveBid's counsel);

               (c) Contract, agreement or other understanding or arrangement for the lease of real or personal property;

               (d) Joint venture contract or arrangement or any other agreement that involves a sharing of profits with other persons;

               (e) Instrument evidencing or related in any way to indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise, except for trade indebtedness incurred in the ordinary course of business and for no more than $25,000 in amount, and except as disclosed in the Financial Statements; or

               (f) Contract, agreement or other understanding or arrangement containing covenants purporting to limit Greenwich's freedom to compete in any line of business in any geographic area.

All agreements, contracts, plans, leases, instruments, arrangements, licenses and commitments listed in the Greenwich Disclosure Schedule identified to this
Section 2.18 are valid and in full force and effect. Greenwich is not, nor, to the knowledge of Greenwich, is any other party thereto, in breach or default under the terms of any such agreement, contract, plan, lease, instrument, arrangement, license or commitment.

     2.19  Books and Records.

          2.19.1 The books, records and accounts of Greenwich (a) are in true, complete and correct, (b) have been maintained in accordance with good business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Greenwich, and (d) accurately and fairly reflect the basis for the Financial Statements.

          2.19.2 Greenwich has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorization; (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (ii) to maintain accountability for assets, and (c) the amount recorded for assets on the books and records of Greenwich is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     2.20 Insurance. Greenwich maintain and at all times during the prior three years have maintained fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance which it believes to be reasonably prudent for similarly sized and similarly situated businesses.

     2.21 Securities Law Representations of Members. Each Member hereby represents and warrants to, and agrees with, DoveBid as follows:

          (i) The Convertible Subordinated Promissory Notes to be issued to such Member hereunder and any securities issuable upon conversion thereof (collectively, with the Convertible Subordinated Promissory Note, the "DoveBid Securities") will be acquired for investment for such Member's own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and such Member has no present intention of selling, granting any participation in, or otherwise distributing the same.

          (ii) Such Member has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the DoveBid Securities. Such Member further has had an opportunity to ask questions and receive answers from DoveBid regarding the terms and conditions of the offering of the DoveBid Securities and to obtain additional information (to the extent DoveBid possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to such Member or to which such Member had access.

          (iii) Such Member understands that the purchase of the DoveBid Securities involves substantial risk. Such Member: (i) has experience as an investor in securities of companies in the development stage and acknowledges that such Member is able to fend for itself, can bear the economic risk of such Member's investment in the DoveBid Securities and has such knowledge and experience in financial or business matters that such Member is capable of evaluating the merits and risks of this investment in the DoveBid Securities and protecting its own interests in connection with this investment and/or (ii) has a preexisting personal or business relationship with DoveBid and certain of its officers, directors or controlling persons of a nature and duration that enables such Member to be aware of the character, business acumen and financial circumstances of such persons.

          (iv) Such Member is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act.

          (v) Such Member understands that the DoveBid Securities are characterized as "restricted securities" under the Securities Act inasmuch as they are being acquired from

DoveBid in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, such Member represents that such Member is familiar with Rule 144 of the U.S. Securities and Exchange Commission, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Such Member understands that DoveBid is under no obligation to register any of the securities sold hereunder. Such Member understands that no public market now exists for any of the DoveBid Securities and that it is uncertain whether a public market will ever exist for the DoveBid Securities.

     2.22 Truth and Completeness of Disclosure. Neither the Greenwich Disclosure Schedule, this Agreement, its exhibits and schedules, nor any of the certificates or documents to be delivered by Greenwich to DoveBid pursuant to this Agreement, taken together, contains or will contain any untrue statement of a fact or omits or will omit to state any fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES
                                  OF DOVEBID

     DoveBid hereby represents and warrants to Greenwich as follows:

     3.1 Organization and Good Standing. DoveBid is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted.

     3.2  Power, Authorization and Validity.

          3.2.1 DoveBid has the corporate right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and all agreements to which DoveBid is or will be a party that are required to be executed pursuant to this Agreement (the "DoveBid Ancillary Agreements"). The execution, delivery and performance of this Agreement and the DoveBid Ancillary Agreements have been duly and validly approved and authorized by DoveBid's Board of Directors.

          3.2.2 No filing, authorization or approval, governmental or otherwise, is necessary to enable DoveBid to enter into, and to perform its obligations under, this Agreement and the DoveBid Ancillary Agreements, except for such filings as may be required to comply with federal and state securities laws.

          3.2.3 This Agreement and the DoveBid Ancillary Agreements are, or when executed by DoveBid will be, valid and binding obligations of DoveBid enforceable against DoveBid in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities.

     3.3 No Conflict . Neither the execution and delivery of this Agreement nor any DoveBid Ancillary Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Certificate of Incorporation or Bylaws of DoveBid, as currently in effect, (b) any instrument or contract to which DoveBid is a party or by which DoveBid is bound, or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to DoveBid or its assets or properties.

     3.4 No Brokers. DoveBid is not obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby or thereby.

                                  ARTICLE IV

                             ADDITIONAL AGREEMENTS

     During the period from the date of this Agreement until the Effective Time (except for Section 4.11, which shall survive until the earlier of the termination of this Agreement or the termination of Greenwich's 401(k) Plan), Greenwich covenants and agrees as follows:

     4.1  Advice of Changes. Greenwich will promptly advise DoveBid in writing
(a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Greenwich contained in this Agreement, if made on or as of the date of such event or at the Closing untrue or inaccurate in any material respect and (b) of any material adverse change in Greenwich's business, prospects, results of operations or financial condition. To ensure compliance with this Section 4.1, Greenwich shall deliver to DoveBid within twenty (20) days after the end of each monthly accounting period ending after the date of this Agreement and before the Closing Date, an unaudited balance sheet and statement of operations, which financial statements shall be prepared in the ordinary course of business, in accordance with Greenwich's books and records and generally accepted accounting principles and shall fairly present the financial position of Greenwich as of their respective dates and the results of Greenwich's operations for the periods then ended.

     4.2 Maintenance of Business. Greenwich will use its commercially reasonable efforts to carry on and preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the date hereof. If Greenwich becomes aware of a material deterioration in the relationship with any customer, supplier or key employee, it will promptly bring such information to the attention of DoveBid in writing and, if requested by DoveBid, will exert its commercially reasonable efforts to restore the relationship.

     4.3 Conduct of Business. Greenwich will continue to conduct its business and maintain its business relationships in the ordinary and usual course and will not, without the prior written consent of the President of DoveBid:

          (a)  borrow any money, except if such borrowing is permitted under
Section 4.3(c) below;

          (b) enter into any transaction not in the ordinary course of business;

          (c) take positions in assets greater than $1,000,000 without DoveBid's prior written consent, not to be unreasonably withheld; provided, however, that Greenwich may proceed with any completed proposals that are pending as of the date of this Agreement and set forth in Section 4.3(c) of the Greenwich Disclosure Schedule hereto;

          (d) make any expenditure or sale of fixed or other non-current assets in excess of $25,000 in the aggregate, outside the normal course of business, without the prior approval of DoveBid;

          (e) encumber or permit to be encumbered any of its assets except in the ordinary course of its business consistent with past practice and to an extent that is not material to its business;

          (f) dispose of any of its assets except in the ordinary course of business consistent with past practice;

          (g) enter into any material lease or contract for the purchase or sale of any property, real or personal, except in the ordinary course of business consistent with past practice;

          (h) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear;

          (i) fail to use its commercially reasonable efforts to maintain and preserve its business organization intact, retain its present employees and maintain its relationships and present agreements with suppliers, customers and others having business relations with Greenwich;

          (j) pay any bonus, increased salary or special remuneration to any officer, manager, member employee or consultant or enter into any new employment or consulting agreement with any such person, except as has been described in writing by Greenwich to DoveBid and such writing shall be deemed to be part of the Greenwich Disclosure Schedule.;

          (k)  change accounting methods;

          (l)  introduce any material new method of management or operations;

          (m) declare, set aside or pay any cash or stock dividend or other distribution in respect of any percentage interest, or redeem or otherwise acquire any of its percentage interests; provided, however, that Greenwich shall be permitted to make normal distributions to Members in the ordinary course of business in an amount equal to the Members' income tax liabilities on their respective shares of Greenwich's taxable income for 1999, to the extent (and only to the extent) that such amount has not been previously distributed to them;

          (n) amend or terminate any contract, agreement or license to which it is a party, except those amended or terminated in the ordinary course of business, consistent with past practice, and which are not material in amount or effect;

          (o) lend any amount to any person or entity, other than (i) advances for travel and expenses which are incurred in the ordinary course of business consistent with past practice, not material in amount and documented by receipts for the claimed amounts or (ii) any loans pursuant to the Greenwich 401(k) Plan;

          (p) guarantee or act as a surety for any obligation, except for the endorsement of checks and other negotiable instruments in the ordinary course of business, consistent with past practice, which are not material in amount;

          (q) waive or release any material right or claim except in the ordinary course of business, consistent with past practice;

          (r) issue or sell any percentage interest (except upon the exercise of an option or warrant currently outstanding), or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue any percentage interest, or accelerate the vesting of any outstanding option or other security;

          (s) split or combine the outstanding percentage interest of any class or enter into any recapitalization affecting the number of Interests or affecting any other of its securities;

          (t)  merge, consolidate or reorganize with, or acquire any entity;

          (u)  amend its Operating Agreement or any other governance document;

          (v) license any of its technology or intellectual property except in the ordinary course of business consistent with past practice;

          (w) agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return unless copies of such returns have been delivered to DoveBid for its review and approval prior to filing;

          (x) change any insurance coverage or issue any certificates of insurance; or

          (y) agree to do any of the things described in the preceding clauses 4.3(a) through 4.3(x).

     4.4 Regulatory Approvals. Greenwich and each Member will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign that may be reasonably required, or that DoveBid may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Greenwich and each Member will use their respective commercially reasonable efforts to obtain all such authorizations, approvals and consents.

     4.5 Necessary Consents. Greenwich and each Member will use their respective commercially reasonable efforts to obtain such written consents and take such other actions as may be necessary or appropriate in DoveBid's judgment to allow the consummation of the transactions contemplated hereby and to allow DoveBid to carry on Greenwich's business after the Closing.

     4.6 Litigation. Greenwich will notify DoveBid in writing promptly after learning of any material actions, suits, proceedings or investigations by or before any court, board or governmental agency, initiated by or against it, or known by it to be threatened against it.

     4.7 No Other Negotiations. From the date hereof until the earlier of termination of this Agreement or consummation of the transactions contemplated by this Agreement, Greenwich will not, and will not authorize or permit any officer, Member, manager, director, employee or affiliate of Greenwich, or any other person or entity, on its behalf to, directly or indirectly, solicit or encourage any offer from any person or entity or consider any inquiries or proposals received from any other person or entity, participate in any negotiations regarding, or furnish to any person or entity any information with respect to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any person or entity (other than DoveBid), concerning the possible disposition of all or any substantial portion of Greenwich's business, assets or percentage interests by merger, sale or any other means. Greenwich will promptly notify DoveBid orally and in writing of any such inquiry or proposal.

     4.8 Access to Information. Until the Closing, Greenwich will allow DoveBid and its agents reasonable access the files, books, records and offices of Greenwich, including, without limitation, any and all information relating to Greenwich's taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition. Greenwich will cause its accountants to cooperate with DoveBid and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

     4.9 Satisfaction of Conditions Precedent. Greenwich will use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article VI, and Greenwich will use its commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

     4.10 Blue Sky Laws. Greenwich shall use its commercially reasonable efforts to assist DoveBid to the extent necessary to comply with the securities and Blue Sky laws of all jurisdictions that are applicable in connection with the transactions contemplated hereby.

     4.11 401(k) Plan. Greenwich and the Members shall use their respective commercially reasonable efforts to terminate Greenwich's 401(k) plan as promptly as practicable in amanner mutually acceptable to DoveBid and Members representing a majority of the Interests.

                                   ARTICLE V

                      CONDITIONS PRECEDENT TO OBLIGATIONS
                         OF THE MEMBERS AND GREENWICH

     The obligations of the Members and Greenwich with respect to actions to be taken at Closing are subject to the satisfaction or waiver by Greenwich at or prior to Closing of all of the following conditions.

     5.1 Representations and Warranties; Performance of Obligations. All representations and warranties of DoveBid contained in this Agreement shall be true and complete in all material respects at the Closing with the same effect as though such representations and warranties had been made as of that time; each and all of the terms, covenants and conditions of this Agreement to be complied with and performed by DoveBid at or before the Closing shall have been duly complied with and performed in all material respects.

     5.2 Satisfaction. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental hereto and all other related legal matters shall have been executed by DoveBid and approved by Greenwich.

     5.3 No Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions contemplated herein and no governmental agency or body shall have taken any other action or made any request of Greenwich as a result of which the management of Greenwich deems it materially detrimental to Greenwich to proceed with the transactions hereunder.

     5.4 Consents and Approvals. All necessary consents of and filings with any governmental authority or agency relating to the consummation of the transaction contemplated herein shall have been obtained and made and no action or proceeding shall have been instituted or threatened to restrain or prohibit the transactions contemplated herein.

     5.5 Promissory Note, Convertible Subordinated Promissory Note and Subordination Agreement. DoveBid shall have executed and delivered to each Member a Convertible Subordinated Promissory Note in substantially the form of

Exhibit A attached hereto and Subordination Agreement attached as Annex A
---------
thereto.

     5.6 Escrow Agreements. DoveBid and the Escrow Agent shall have executed and delivered to each Member an Escrow Agreement in substantially the form of Exhibit B attached hereto.
---------

     5.7 Employment Agreements. DoveBid shall have executed and delivered to each Member an Employment Agreement in substantially the forms of Exhibits E-1
                                                                  ------------
through E-4 attached hereto.
-----------

                                  ARTICLE VI

                CONDITIONS PRECEDENT TO OBLIGATIONS OF DOVEBID

     The obligations of DoveBid with respect to actions to be taken at the Closing are subject to the satisfaction or waiver by DoveBid at or prior to the Closing of all of the following conditions.

     6.1 Representations and Warranties; Performance of Obligations. All the representations and warranties of Greenwich contained in this Agreement shall be true and complete in all material respects at the Closing; each and all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Members and Greenwich on or before the Closing, as the case may be, shall have been duly performed or complied with in all material respects; and the Members and Greenwich shall have delivered to DoveBid a certificate dated the date of the Closing signed by each of the Members and the [President and Chief Financial Officer] of Greenwich.

     6.2 No Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions contemplated herein and no governmental agency or body shall have taken any other action or made any request of DoveBid as a result of which the management of DoveBid deems it inadvisable to proceed with the transactions hereunder.

     6.3 No Material Adverse Effect. No event or circumstance shall have occurred between the execution of this Agreement and the Closing which would constitute a material adverse effect on Greenwich's business, prospects, financial condition or operating results; and DoveBid shall have received a certificate signed by the Members and certified by the Secretary or Assistant Secretary of Greenwich dated the date of Closing to such effect.

     6.4 Satisfaction. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental hereto and all other related legal matters shall have been executed by Greenwich and approved by DoveBid.

     6.5 Consents and Approvals. All necessary consents of and filings with any governmental authority or agency relating to the consummation of the transactions contemplated herein shall have been obtained and made; Greenwich shall have obtained and delivered to DoveBid such additional consents to the transactions contemplated herein as DoveBid may reasonably request including, without limitation, DoveBid's receipt on or prior to Closing of (a) consents of third parties listed in Section 2.5 to, or elsewhere in, the Greenwich Disclosure Schedule and (b) those licenses, franchises, permits or governmental authorizations set forth on Schedule 2.13 to, or elsewhere in, the Greenwich Disclosure Schedule; and no action or proceeding shall have been instituted or threatened to restrain or prohibit the transactions contemplated herein.

     6.6 Good Standing Certificate or Equivalent. At it sole discretion, DoveBid shall have received evidence satisfactory to it that Greenwich is validly existing, in good standing and authorized to do business and that all state franchise and/or income tax returns and taxes due by

Greenwich for all periods prior to the Closing have been filed and paid. DoveBid's failure to require or receive such evidence in no way vitiates or affects Greenwich's or the Members' representations and warranties regarding such matters and DoveBid's reliance on such representations or warranties.

     6.7 Convertible Subordinated Promissory Note Subordination Agreement. Greenwich shall have executed the Convertible Subordinated Promissory Note Subordination Agreement attached thereto as Annex A.

     6.8 Escrow Agreement. DoveBid shall have received copies of Escrow Agreement executed by the Escrow Agent and each Member in substantially the form of Exhibit B attached hereto.
   ---------

     6.9 Employment Agreements. DoveBid shall have received copies of Employment Agreements executed by DoveBid and each Member in substantially the form of Exhibits E-1 through E-4 attached hereto.
        ------------------------

     6.10 Release of Claims. DoveBid shall have received copies of a Release of Claims executed by DoveBid and each Member in substantially the form of Exhibit
                                                                        -------
F attached hereto.
-

     6.11 Lease Matters. Greenwich shall have terminated its existing real estate lease at 896 Main Street, Branford, Connecticut and DoveBid shall have executed a lease at the location pursuant to terms deemed acceptable to DoveBid.

     6.12 Insurance Matters. The Members shall have obtained, and fully prepaid all premiums associated with, a "claims made" insurance policy for Greenwich for activities of Greenwich prior of the Closing that will be assigned to DoveBid at the Closing, that expires no earlier than the first anniversary of the Closing and that contains coverage that is customary for Greenwich's industry and is reasonably acceptable to DoveBid.

     6.13 Due Diligence. The completion of a due diligence review by DoveBid and/or its designated representatives of Greenwich's businesses, finances, practices and procedures including, but not limited to (i) ensuring that the Financial Statements and all subsequent financial statements disclose no material adverse changes in Greenwich's business or financial condition since December 31, 1999, (ii) a review of Greenwich's books, records, contracts, operations and affairs to ensure compliance with federal, state and local laws and regulations governing Greenwich's operations, the absence of any material actual or probable violations, environmental or other compliance problems or issues, and the absence of any required material capital expenditures or any other substantive concerns, any or all of which shall be satisfactory to DoveBid in its sole discretion. The results of DoveBid's due diligence review in no way vitiates or affects Greenwich's or the Members' representations and warranties regarding such matters and DoveBid's reliance on such representations or warranties.

     6.14 Satisfactory Form of Legal and Accounting Matters. The form, scope and substance of all legal and accounting matters contemplated hereby and all closing documents and other papers delivered hereunder shall be acceptable to DoveBid and its counsel.

     6.15 Termination of Fleet National Bank Agreements. Each agreement between Greenwich and Fleet National Bank shall have been terminated.

                                  ARTICLE VII

                                  TERMINATION

     7.1 Right to Terminate. This Agreement may be terminated by DoveBid and/or Greenwich and the transactions contemplated hereby abandoned at any time prior to the Closing, whether before or after approval by the Members: (i) by the mutual written consent of both parties; (ii) by either party, if such party is not in material breach of any representation, warranty, covenant or agreement contained in this Agreement, and such other party is in material breach of any representation, warranty, covenant or agreement contained in this Agreement and such breaching party fails to cure such material breach within fifteen (15) days after written notice of such material breach from the non-breaching party; (iii) by either party, if any of the conditions precedent to such party's obligations set forth in Article V (if Greenwich) or Article VI (if DoveBid) have not been fulfilled or waived at and as of the Closing; (iv) by either party, if there is a final nonappealable Order of a federal or state court in effect preventing consummation of the transactions contemplated hereby, or if any statute, rule, regulation or Order is enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any governmental body that would make consummation of the transactions contemplated hereby illegal; or (v) by a party that is not then in breach of this Agreement if the Closing has not occurred by March 10, 2000.

     7.2 Termination Procedures. If either party wishes to terminate this Agreement pursuant to Section 7.1, such party shall deliver to the other party a written notice stating that such party is terminating this Agreement and setting forth a brief description of the basis of such termination. Termination of this Agreement will be effective upon the receipt of such notice.

     7.3 Continuing Obligations. Following any termination of this Agreement pursuant to this Article VII, the parties to this Agreement will continue to be liable for breaches of this Agreement and any representation, warranty or covenant set forth herein prior to such termination and will continue to perform their respective obligations under Section 8.2 and Article X. Except for the continuing obligations set forth in the preceding sentence, the parties to this Agreement will be without any further obligation or liability upon any party in favor of the other party. However, nothing in this Section 7.3 will limit the obligations of Greenwich to use its commercially reasonable efforts to cause the transactions contemplated hereby to be consummated, as set forth in Section 10.1.

                                 ARTICLE VIII

           SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES

     8.1 Survival of Representations. All representations, warranties, covenants and agreements contained in this Agreement will remain operative and in full force and effect from the date of this Agreement until the earlier of the termination of this Agreement or the first anniversary of the Closing (except for covenants and other provisions that by their terms survive for a longer period).

     8.2  Agreements to Indemnify.

          (a)  The following terms shall have the following definitions:

               (i) "Damages" shall mean any and all claims, demands, actions, causes of actions, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees and expenses.

               (ii) "Indemnified Person" shall mean any person that is entitled to indemnification or being held harmless under this Article VIII.

          (b) Subject to the limitations set forth in this Article VIII, William Gardner, jointly and severally, and each Member other than William Gardner, severally and not jointly, hereby agree to indemnify and hold harmless DoveBid and its officers, directors, agents and employees, and each person, if any, who controls or may control DoveBid within the meaning of the Securities Act (each a "DoveBid Indemnitee") from and against Damages:

               (i) arising out of any misrepresentation, or breach of, or default in connection with, any of the representations, warranties, covenants and agreements given or made by Greenwich or any Member in this Agreement or any certificate, document or instrument delivered by or on behalf of Greenwich pursuant to this Agreement;

               (ii) resulting from any failure of any Member: (i) to have good, valid and marketable title to the issued and outstanding Interests held by such Member, free and clear of Encumbrances, or (ii) to have full right, capacity and authority to transfer such Interests to DoveBid as contemplated by this Agreement;

               (iii) any claim by a current or former Member, or any other person, firm, corporation or entity, seeking to assert or based upon: ownership or rights to ownership of percentage interest of Greenwich (or the Cash Purchase Price and/or Convertible Subordinated Promissory Notes and/or any Earn-Out Payments), any rights of a Member, including any options, dissenter's or preemptive rights or rights to notice or to vote, any rights under Greenwich's Operating Agreement or other charter documents, any right under any agreement among Greenwich and the Members or any claim that his or her percentage interests or other securities were wrongfully repurchased by Greenwich;

               (iv) any claim by any investment banker, broker, finder or other agent in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby or thereby resulting from any action or omission of Greenwich or any Member.

          (c) Subject to the limitations set forth in this Article VIII, DoveBid hereby agrees to indemnify and hold harmless each Member from and against Damages arising out of any misrepresentation, or breach of, or default in connection with, any of the representations, warranties, covenants and agreements given or made by DoveBid in this Agreement or any certificate, document or instrument delivered by or on behalf of DoveBid pursuant to this Agreement.

     8.3  Limitations on Liability; Exceptions.

          8.3.1 Limitations on Liability. Notwithstanding any other term of this Agreement, in no event shall the Members on one hand or DoveBid on the other hand be liable under this Agreement, including this Article VIII, for an amount which exceeds the sum of (a) the Cash Purchase Price, (b) the aggregate amount of principal and accrued interest related to the Convertible Subordinated Promissory Notes and (c) the aggregate amount of all Earn-Out Payments that actually become payable hereunder. In addition, in no event shall any Member other than William Gardner be liable under this Agreement, including this
Article VIII, for an amount which exceeds the sum of (a) the Cash Purchase Price, (b) the aggregate amount of principal and accrued interest related to the Convertible Subordinated Promissory Notes and (c) the aggregate amount of all Earn-Out Payments that would otherwise be payable to such Member pursuant to the terms of this Agreement. In addition, in no event shall any Member other than William Gardner be liable under this Agreement, including this Article VIII, for an amount which exceeds the Damages multiplied by such Member's Interest as a percentage of all Members' Interests.

          8.3.2 Exceptions to Limitations on Liability. None of the limitations set forth in Section 8.3.1 shall in any manner limit the liability or indemnification obligations of the Members with respect to: (i) intentional fraud or willful misconduct or (ii) any breach of the representations and warranties made in Sections 2.3, 2.7 and 2.17 hereof.

          8.3.3 Basket. The indemnification provided for in this Article VIII shall not apply unless the aggregate Damages for which one or more Indemnified Persons seeks indemnification exceeds $25,000. In the event that Damages do exceed $25,000, the Indemnifying Person will indemnify the Indemnified Persons for the entire amount of Damages (including the initially excluded $25,000 of Damages). This Section 8.3.3 shall not apply to any liability described in
Section 8.3.2 above.

     8.4  Third Person Claims.

          8.4.1 Promptly after any party hereto an Indemnified Person has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person"), or the commencement of any action or proceeding by a Third Person (such claim or commencement of such action or proceeding being a "Third Person Claim") that could give rise to a right of indemnification under this Agreement, the Indemnified Person shall, as a condition precedent to a claim with respect thereto being made against an Indemnifying Person, give the Indemnifying Person written notice of such Third Person Claim describing in reasonable detail the nature of such Third Person Claim, a copy of all papers served with respect to that Third Person Claim (if any), an estimate of the amount of damages attributable to the Third Person Claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis for the Indemnified Person's request for indemnification under this Agreement; provided, however, that the failure of the Indemnified Person to give timely notice hereunder shall relieve the Indemnifying Person of its indemnification obligations under this Agreement to the extent, but only to the extent that, such failure materially prejudices the Indemnifying Person's ability to defend such claim. Within fifteen (15) days after receipt of such notice (the "Election Period"), the Indemnifying Person shall notify the Indemnified Person whether the Indemnifying Person disputes its potential liability to the Indemnified Person under this Article VIII with respect to that Third Person Claim.

          8.4.2 DoveBid shall defend any Third Person Claim, and the costs and expenses incurred by DoveBid in connection with such defense (including but not limited to reasonable attorneys' fees, other professionals' and experts' fees and court or arbitration costs) shall be included in the Damages for which DoveBid may seek indemnity pursuant to a Claim made by any DoveBid Indemnitee hereunder. The Representative shall have the right to receive copies of all pleadings, notices and communications with respect to the Third Person Claim to the extent that receipt of such documents by the Representative does not affect any attorney-client or work-product privilege relating to the DoveBid Indemnitee, and may participate in settlement negotiations with respect to the Third Person Claim. No DoveBid Indemnitee shall enter into any settlement of a Third Person Claim without the prior written consent of the Representative (which consent shall not be unreasonably withheld), provided, that if the Representative shall have consented in writing to any such settlement, then the Representative shall have no power or authority to object to any Claim by any DoveBid Indemnitee for indemnity under Article VIII for the amount of such settlement; and the Members will remain responsible to indemnify the DoveBid Indemnitee for all Damages they may incur arising out of, resulting from or caused by the Third-Party Claim to the fullest extent provided in Article VIII.

     8.5 Representative. Each of the Members approves the designation of and designates the Representative as the representative of the Members and as the attorney-in-fact and agent for and on behalf of each Members with respect to claims for indemnification under this Article VIII and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under this Agreement, including, without limitation, the exercise of the power to: (a) agree to, negotiate, enter into settlements and compromises of, demand arbitration of, and comply with orders of courts and awards of arbitrators with respect to, such claims; (b) arbitrate, resolve, settle or compromise any claim for indemnity made pursuant to Article VIII; and (d) take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing. The Representative will have authority and power to act on behalf of each Member with respect to the disposition, settlement or other handling of all claims under Article VIII and all rights or obligations arising under Article VIII. The Members will be bound by all actions taken and documents executed by the Representative in connection with Article VIII, and DoveBid will be entitled to rely on any action or decision of the Representative. In performing the functions specified in this Agreement, the Representative will not be liable to any Member in the absence of gross negligence or willful misconduct on the part of the Representative. The Members shall severally indemnify the Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Representative and arising out of or in connection with the acceptance or administration of his duties hereunder. Any out-of-pocket costs and expenses reasonably incurred by the Representative in connection with actions taken by the Representative pursuant to the terms of
Article VIII (including without limitation the hiring of legal counsel and the incurring of legal fees and costs) will be paid by the Members to the Representative pro rata in proportion to their respective percentage equity interests in the Companies.

     8.6 Notice of Claim. As used herein, the term "Claim" means a claim for indemnification for Damages under Article VIII. A party may give notice of a Claim under this Agreement whether for its own Damages or for Damages incurred by any other indemnitee, and such party will give written notice of a Claim (a "Notice of Claim") promptly such party becomes aware of the existence of any potential claim for indemnity for Damages under Article VIII, including in connection with any Third Person Claim.

     8.7 Contents of Notice of Claim. Each Notice of Claim a party will contain the following information:

          (a) that such party has incurred, paid or properly accrued (in accordance with GAAP) or, in good faith, believes it will have to incur, pay or accrue (in accordance with GAAP), Damages in an aggregate stated amount arising from such Claim (which amount may be the amount of damages claimed by a third party, which if true, would give rise to liability for Damages under Article
VIII); and

          a brief description, in reasonable detail (to the extent reasonably available to such party), of the facts, circumstances or events giving rise to the alleged Damages based on such party's good faith belief thereof, including, without limitation, the identity and address of any third-party claimant (to the extent reasonably available to such party) and copies of any formal demand or complaint, the amount of Damages, the date each such item was incurred, paid or properly accrued, or the basis for such anticipated liability, and the specific nature of the breach to which such item is related.

     8.8 Resolution of Notice of Claim. Any Notice of Claim will be resolved as follows:

          (a) Contested Claims. In the event that written notice is given contesting all or any portion of a Notice of Claim (a "Contested Claim") within the fifteen day period, then: (i) such Contested Claim will be resolved by either (A) a written settlement agreement executed by DoveBid and the Representative or (B) in the absence of such a written settlement agreement, by binding arbitration between DoveBid and the Representative in accordance with the terms and provisions of Section 8.8(c).

          (b) Arbitration of Contested Claims. Each of DoveBid and the Members agree that any Contested Claim will be submitted to mandatory, final and binding arbitration in accordance with the AAA Rules and that any such arbitration will be conducted in San Mateo County, California. Either DoveBid or the Representative may commence the arbitration process called for by this Agreement by filing a written demand for arbitration with the American Arbitration Association. and giving a copy of such demand to each of the other parties to this Agreement. The arbitration will be conducted in accordance with the provisions of the AAA Rules in effect at the time of filing of the demand for arbitration, subject to the provisions of Section 8.8(b) of this Agreement. In the absence of agreement by the parties, the American Arbitration Association will have the authority to select an arbitrator from a list of arbitrators who are lawyers familiar with contract law; provided, however, that such lawyers cannot have provided or be providing services for, or working for a firm then performing services for, any party hereto. The parties will cooperate with the American Arbitration Association and with each other in scheduling the arbitration proceedings in order to fulfill the provisions, purposes and intent of this Agreement. The parties covenant that they will participate in the arbitration in good faith, and that they will share in its costs in accordance with subparagraph (i) below. The provisions of this Section 8.8(b) may be enforced by any court of competent jurisdiction, and the party seeking enforcement will be entitled to an award of all costs, fees and expenses, including attorneys' fees, to be paid by the party against whom enforcement is ordered. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.

          (i) Payment of Costs. DoveBid on the one hand, and the Members (through the Representative), on the other hand, will bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. The arbitrator shall determine the party who is the Prevailing Party and the party who is the Non-Prevailing Party. The Non-Prevailing Party shall pay all reasonable costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party, the fees of each arbitrator and the administrative fee of the arbitration proceedings. If such an award would result in manifest injustice, however, the arbitrator may apportion such costs, fees and expenses between the parties in such a manner as the arbitrator deems just and equitable.

          (ii) Burden of Proof. Except as may be otherwise expressly provided herein, for any Contested Claim submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding governed by California law exclusively.

          (iii) Award. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a final written arbitration award setting forth the basis and reasons for any decision reached (the "Final Award") and will deliver such documents to the Representative and DoveBid, together with a signed copy of the Final Award. The Final Award will constitute a conclusive determination of all issues in question, binding upon the Members, the Representative and DoveBid, and will include an affirmative statement to such effect.

          (iv) Timing. The Representative, DoveBid and the arbitrator will conclude each arbitration pursuant to this Section 8.8 as promptly as possible for the Contested Claim being arbitrated.

          (v) Terms of Arbitration. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

                                  ARTICLE IX

                                NONCOMPETITION

     9.1 Prohibited Activities. The Members will not, for any reason whatsoever, directly or indirectly, for themselves or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature other than DoveBid:

          (a) engage directly or as an officer, director, stockholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business selling any products or services in competition with DoveBid (including its subsidiaries);

          (b) call upon any person who is, at that time, an employee of DoveBid (including the subsidiaries thereof) for the purpose or with the intent of enticing such employee away from or out of the employ of DoveBid (including the subsidiaries thereof), provided that the Members shall be permitted to call upon
                       -------------
and hire any member of his or her immediate family;

          (c) call upon any person or entity which is, at that time, or that has been, within one (1) year prior to that time, a customer of DoveBid (including the subsidiaries thereof) for the purpose of soliciting or selling products or services in competition with DoveBid;

          (d) call upon any prospective acquisition candidate, on the Members' own behalf or on behalf of any competitor of DoveBid, which candidate was either called upon by DoveBid or Greenwich (including the subsidiaries thereof) or for which DoveBid (or any subsidiary thereof) made an acquisition analysis, for the purpose of acquiring such entity, provided that the Members shall not be charged
                                  --------
with a violation of this Section unless and until a Member shall have knowledge or notice that such prospective acquisition candidate was called upon, or that an acquisition analysis was made, for the purpose of acquiring such entity; or

          (e) except in furtherance of DoveBid's business, disclose customers, whether in existence or proposed, of DoveBid or Greenwich to any person, firm, partnership, corporation or business for any reason or purpose whatsoever excluding disclosure to DoveBid.

     Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit the Members from acquiring as an investment not more than one percent (1%) of the capital stock of any business whose stock is traded on a national securities exchange or over-the-counter market.

     9.2  Term.

          (a)  For William J. Gardner, Jr. the obligations set forth in this
Article IX shall not terminate until the third (3rd) anniversary of the Closing Date, except that such obligations shall terminate on the first (1st) anniversary of the Closing Date in the event that DoveBid has received written notice from William J. Gardner, Jr. that it has breached its payment obligations under the Earn-Out Payments as set forth in Section 1.1(iii) hereof, under William J. Gardner, Jr.'s Employment Agreement with DoveBid or under William J. Gardner, Jr.'s Convertible Subordinated Promissory Note and, in each case, such breach has not been remedied within thirty (30) days of receiving written notice of such breach from William J. Gardner, Jr.

          (b) For every Member other than William J. Gardner, Jr. the obligations set forth in this Article IX shall not terminate until the earlier of (i) the third (3rd) anniversary of the Closing Date or (ii) in the event that DoveBid has received written notice from such Member that it has breached its payment obligations under the Earn-Out Payments as set forth in Section 1.1(iii) hereof, under such Member's Employment Agreement with DoveBid or under such Member's Convertible Subordinated Promissory Note and such breach has not been remedied within thirty (30) days of receiving written notice of such breach from such Member, the end of such thirty (30) day period or (iii) the date on which such Member terminates his employment for Good Reason or is terminated other than for Cause.

     9.3 Damages. Because of the difficulty of measuring economic losses to DoveBid as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to DoveBid for which it would have no other adequate remedy, the Members agree that the foregoing covenants may be enforced by DoveBid, in the event of breach by the Members by injunctions and restraining orders.

     9.4 Reasonable Restraint. It is agreed by the parties hereto that the foregoing covenants in this Article IX impose a reasonable restraint on the Members in light of the activities and business of DoveBid (including the subsidiaries thereof) on the date of the execution of this Agreement and the current plans of DoveBid; but it is also the intent of DoveBid and the Members that such covenants be construed and enforced in accordance with the changing activities and business of DoveBid (including the subsidiaries thereof) throughout the term of this covenant.

     9.5 Independent Covenant. All of the covenants in this Article IX shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Members against DoveBid (including the subsidiaries thereof), whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by DoveBid of such covenants. It is specifically agreed that the period of three (3) years stated at the beginning of this Article IX, during which the agreements and covenants of the Members made in this Article IX shall be effective, shall be computed by excluding from such computation any time during which any Member or Greenwich is in violation of any provision of this Article IX. The covenants contained in this Article IX shall not be affected by any breach of any other provision hereof by any party hereto and shall have no effect if the transactions contemplated by this Agreement are not consummated.

     9.6 Materiality. Greenwich and the Members hereby agree that the covenants in this Article IX are a material and substantial part of this transaction.

                                   ARTICLE X

                   NONDISCLOSURE OF CONFIDENTIAL INFORMATION

     10.1 Obligations of the Parties. Greenwich, the Members and DoveBid each recognize that they have received and will receive confidential information concerning the other during the course of the negotiations and preparations of this Agreement and the transactions contemplated hereby. Accordingly, Greenwich, the Members and DoveBid each agrees (a) to use their respective commercially reasonable efforts to prevent the unauthorized disclosure of any confidential information concerning the other that was or is disclosed during the course of such negotiations and preparations, and (b) to not make use of or permit to be used any such confidential information other than for the purpose of effectuating the Closing and related transactions. Greenwich and DoveBid each also agree to use their respective commercially reasonable efforts to have their respective representatives or agents take any action that would be inconsistent with the obligations set forth in the second sentence of this Section 10.1. The obligations of this Article X will not apply to information that (i) is or becomes part of the public domain, (ii) is disclosed by the disclosing party to third parties without restrictions on its further disclosure, (iii) is received by the receiving party from a third party without breach of a nondisclosure obligation to the other party or (iv) is required to be disclosed by statute, or governmental rule or regulation; provided, however, that if disclosure is required in connection with any litigation or arbitration with any third party, the disclosing party shall use reasonable efforts to obtain a protective or other order to avoid or minimize the extent of the disclosure. If this Agreement is terminated, all copies of documents containing confidential information shall be returned by the receiving party to the disclosing party.

     10.2 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants in Section 10.1 and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, the parties hereto agree that, in the event of a breach by any of them of the foregoing covenants, the covenant may be enforced against the other parties by injunctions and restraining orders.

     10.3  Survival and Termination. The obligations of the parties under this
Article X shall survive the termination of this Agreement.

                                  ARTICLE XI

                                    GENERAL

     11.1 Cooperation. Greenwich, the Members and DoveBid shall each deliver or cause to be delivered to the other, at such other times and places as shall be reasonably agreed, such additional instruments, and take such additional actions as can be taken without unreasonable expense, as any other may reasonably request for the purpose of carrying out this Agreement. The Members and Greenwich will cooperate and use their reasonable efforts to have the present officers, managers and employees of Greenwich cooperate with DoveBid on and after Closing in furnishing information, evidence, testimony and other assistance in connection with any tax return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to Closing.

     11.2 Successors and Assigns. Neither Greenwich nor any Member may assign any of its rights or obligations hereunder without the prior written consent of DoveBid, except that a Member may assign its rights and obligations hereunder to any trust, corporation, partnership or other entity in which such Member holds all of the voting power and equity or due to death in accordance with the laws of wills, succession and intestacy (provided that such transferee executes an agreement pursuant to which such transferee agrees to be bound by the terms of this Agreement, such agreement to be in form and substance reasonably satisfactory to the Company). DoveBid may not assign any of its rights or obligations hereunder without the prior written consent of Members holding not less than a majority of the voting power in Greenwich, except that DoveBid may assign its rights and obligations hereunder without the prior written consent of any Member in connection with a merger, consolidation or sale of all or substantially all of DoveBid's assets or in connection with a reincorporation, reorganization or other corporate recapitalization, provided that the acquiring or surviving corporation or entity agrees to assume all of DoveBid's obligations under this Agreement and that such acquiring or surviving corporation or entity has a market capitalization or net assets in excess of $75.0 million at the time of such assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This provision does not govern the assignment of the Convertible Subordinated Promissory Notes, which shall be governed solely by the provisions thereof.

     11.3 Entire Agreement. This Agreement (including the schedules and exhibits attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Members, Greenwich and DoveBid and supersede any prior agreement, understanding or discussions relating to DoveBid or the transactions contemplated by this Agreement. Except as otherwise stated herein, this Agreement and the Annexes hereto may be modified or amended only by a written instrument executed by the Members, Greenwich and DoveBid, acting through their respective officers, duly authorized by their Board of Directors and Board of Managers, respectively.

     11.4  Counterparts. This Agreement may be executed simultaneously in two
(2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same agreement.

     11.5 Expenses. DoveBid will pay the fees, expenses and disbursements of DoveBid and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments thereto, including all costs and expenses incurred in the performance and compliance with all conditions to be performed by DoveBid under this Agreement. The Members will pay their and Greenwich's respective fees, expenses and disbursements of counsel and accountants incurred in connection with the subject matter of this Agreement. The Members shall pay all sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar taxes and fees ("Transfer Taxes") incurred in connection with the transactions contemplated by this Agreement. Greenwich shall file, and the Members shall cause Greenwich to file, all necessary documentation and tax returns with respect to such Transfer Taxes. In addition, the Members acknowledge that they, and not DoveBid or Greenwich, will pay all taxes due upon the receipt of the Converted Subordinated Promissory Note and cash consideration payable to the Members pursuant to this Agreement.

     11.6 Notices. All notices and other communications required or permitted hereunder shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered by a nationally recognized overnight courier service or by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by delivering the same in person to such party or to an officer or agent of such party, as follows:

               (i) If mailed or delivered to DoveBid, to each of the following, using two separate mailings or deliveries:

                         DoveBid, Inc.
                         1241 East Hillsdale Blvd.
                         Foster City, CA 94404
                         Attn: Cory Ravid, Chief Financial Officer

                         DoveBid, Inc.
                         1241 East Hillsdale Blvd.
                         Foster City, CA 94404
                         Attn: Anthony Capobianco, General Counsel

               (ii) If mailed or delivered to the Members, addressed to them at their respective addresses set forth on Exhibit G hereto,
                                           ---------

               (iii) If mailed or delivered to Greenwich, addressed to it at its address set forth on Exhibit G hereto,
                         ---------

or to such other address as any party hereto shall specify in writing to the other parties hereto pursuant to this Section 11.6 from time to time. Such notice shall be effective only upon actual receipt.

     11.7 Governing Law; Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to laws concerning choice of law or conflicts of law. All disputes arising out of this Agreement or the obligations of the parties hereunder, including disputes that may arise following termination of this Agreement, shall be subject to the exclusive jurisdiction and venue of the California State courts of San Mateo County, California (or, if there is federal jurisdiction, then the exclusive jurisdiction and venue of the United States District Court having jurisdiction over San Mateo County). Each party hereby irrevocably and unconditionally consents to the personal and exclusive jurisdiction and venue of said courts and waives trial by jury and any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same.

     11.8 Exercise of Rights and Remedies. Except as otherwise provided herein, no delay of, or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

     11.9  Time. Time is of the essence with respect to this Agreement.

     11.10 Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

     11.11 Remedies Cumulative. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law, or in equity or by contract.

     11.12 Construction. This Agreement has been negotiated among DoveBid, Greenwich, the Members and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement will not apply in any construction or interpretation of this Agreement.

     11.13 Captions. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by the respective authorized representatives of DoveBid and Greenwich and by each Member as of the day and year first above written.

                                       GREENWICH INDUSTRIAL SERVICES LLC,
                                       a Connecticut limited liability company

                                       By:   /s/ WILLIAM J. GARDNER
                                            ____________________________________
                                            a Member


                                             /S/ WILLIAM J. GARDNER

                                       _________________________________________
                                                 William J. Gardner, Jr.


                                             /S/ JAMES F. GARDNER

                                       _________________________________________
                                                   James F. Gardner


                                             /S/ SCOTT LONKART

                                       _________________________________________
                                                     Scott Lonkart


                                            /S/ MICHAEL DIPROSPERO

                                       _________________________________________
                                                 Michael DiProspero


                                       DOVEBID, INC.,
                                       a Delaware corporation

                                       By   /S/ ANTHONY CAPOBIANCO
                                            ____________________________________
                                       Name:  Anthony Capobianco
                                       Title: Vice President & General Counsel